Exhibit 10.34

Aspreva Pharmaceuticals Corporation

2007 DISCRETIONARY VARIABLE COMPENSATION PLAN

The 2007 Aspreva Pharmaceuticals Discretionary Variable Compensation Plan (the “2007 Plan”) is applicable to executive officers and other senior officers of Aspreva Pharmaceuticals Corporation (the “Participants”). Each Participant is eligible to receive an incentive as cash, calculated as a percentage of the Participant’s base salary.

Variable Cash Compensation

Under the 2007 Plan, a variable cash compensation payment will be paid to the Participants if:

(a)    in the opinion of the Compensation Committee, Aspreva meets or exceeds any pre-set threshold or target or trigger objectives as proposed by the Senior Leadership Team, recommended by the
  Compensation Committee, and agreed by the Board of Directors.

For 2007, the 2007 Plan requires that Aspreva complete at least one transaction consistent with corporate strategy as a minimum threshold before Participants are eligible to earn an incentive payment under the 2007 Plan:

(b)    if the pre-set threshold or trigger is met, the size of any variable cash compensation will be based on two performance components: (i) the overall assessment of corporate performance within 2007 and (ii) whether and/or to what degree individuals achieve their individual objectives.

For 2007, a Participant’s Target Payment is comprised of two performance components: (i) forty percent (40%) is based upon the achievement of corporate objectives and (ii) sixty percent (60%) is based upon the achievement of personal objectives.

The Target Bonus levels are reviewed and set annually for each Participant. The Target Bonuses for Aspreva’s executive officers for 2007 are set forth below:

Executive Officer	Title	Target Bonus
Richard M. Glickman	Chief Executive Officer	50%
Noel F. Hall	President	50%
Bruce G. Cousins	Executive Vice President and Chief Financial Officer	40%
Charles F. Goulburn	Executive Vice President, Global Pharmaceutical Operations	40%
Richard Jones	Chief Scientific Officer	35%
Azam Usman	Chief Medical Officer	35%

Example: with a salary of $200,000 and a 40% Target Bonus - the total potential variable cash payment would be $80,000, calculated with 40% allocated to corporate objectives, or $32,000, and 60% allocated to individual objectives, or $48,000.

Corporate objectives and individual objectives are determined independently of each other. Once added together they form the Participant’s aggregate variable cash payment.

Each component of the 2007 Plan allows for under performance, on target performance and over performance. The minimum payment is 0% for both components. On target performance allows a payment of up to 100% of each component. For performances which are deemed to exceed the target, each component is capable for payments up to 115%. (see below)

Corporate Objectives Variable Payment: Depending upon the opinion of the Compensation Committee and their determination of how whether and well corporate objectives have been met, each Participant’s corporate variable payment is calculated as follows:

Corporate Variable Payment = Salary x Target Bonus (40%) x corporate achievement score (0 to 115%)

Individual Objectives Variable Payment: Depending upon the opinion of the Compensation Committee and their determination of whether and how well individual objectives have been addressed, each Participant’s personal variable payment is calculated as follows:

Individual Corporate Payment = Salary x Target Bonus (60%) x individual achievement score (0 to 115%)

Corporate Objectives for 2007

Establish 5 year Corporate Strategy & Plan

Business Development

•	Complete transactions consistent with corporate strategy

Clinical Development & Regulatory Affairs

•	Complete ALMS induction study in the second quarter of 2007
•	Strengthen and align Roche/Aspreva resources in support of a Lupus Nephritis supplemental New Drug Application filing with the U.S. Food and Drug Administration in the fourth quarter of 2007
•	Maintain high standards of cGCP
•	Develop innovative discovery and de-risking capability for early stage assets

Pharma Operations

•	Strengthen global medical affairs programs, including delivery of ALMS global publication plan,
•	Build-out “innovative” commercial capability, proactively supporting business development initiatives

General and Administrative

•	Instil and maintain Sarbanes-Oxley compliancy throughout Aspreva
•	Execution of information technology strategy, deploying foundational capabilities to the business
•	Strengthen human capital programs & services

All programs designed with three key tenets:

•	Exceed partner expectations
•	Create long term shareholder value through sustainability and profitability
•	Operate in a fashion consistent with our values of being “beyond compliance”

Individual Objectives for 2007

Individual objectives are proposed by the Chief Executive Officer for all Participants and are evaluated by the Compensation Committee for the Chief Executive Officer and are guided by the Chief Executive Officer in the case of other Participants. A final determination of such objectives is made by the Board of Directors.

Miscellaneous Provisions

Payments under the 2007 Plan shall be made following the end of the fiscal year, on such schedule as may be approved by the Compensation Committee in its discretion.

Participation in the 2007 Plan shall not alter in any way the at will nature of Aspreva’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Board of Directors or the Compensation Committee may amend or terminate the 2007 Plan at any time. Further, the Board of Directors or the Compensation Committee may modify any provision of the 2007 Plan at any time.

The 2007 Plan shall be governed by and construed in accordance with the laws of British Columbia, Canada.